                                   EXHIBIT 99
                                   ----------

                   BRIDGE VIEW BANCORP REPORTS RECORD EARNINGS

July 23, 1997

ENGLEWOOD CLIFFS, NJ - Bridge View Bancorp (AMEX symbol - BVB) today announced that for the quarter ended June 30, 1997, the Company's net income increased by 38.8% to $515,000 from $371,000 for the second quarter of 1996. The Company also experienced increases in assets, loans, and deposits for the same time period in 1997.

Primary earnings per share increased to $0.71 for the six months ended June 30, 1997 as compared to $0.61 for the six month period ended June 30,1996. The increase in earnings per share is attributed to the net income increase.

Net income for the six months ending June 30, 1997 totaled $879,000, an increase of $153,000 or 21.1% from the net income of $726,000 for the same period in 1996.

The net income increase is a result of a 21.2% increase in net interest income to $3.2 million for the six months ended June 30, 1997 and a 45.2% increase in non-interest income to $527,000 for the first half of 1997 as compared to the same time period in 1996. The Company's non-interest income is directly related to service charges on the Company's deposit accounts.

The growth in interest income and non-interest income is primarily related to a 21.6% increase in net loans, a 50.4% increase in securities, and a 39.7% increase in total deposits.

Total assets at June 30, 1997 were $139.7 million, an increase of 33.4% above the total assets of $104.7 million at June 30, 1996. Net loans increased by $14.4 million to $81.2 million and total securities also increased by $14.4 million to $42.9 million. Deposits grew $35.8 million to $125.9 million from $90.1 million. The increase in total assets is attributable to the continuing effect of two de novo branches which were opened in the second half of 1996.

Bridge View Bancorp is the holding company for Bridge View Bank. The Bank operates a commercial banking business from its main office in Englewood Cliffs and three branch offices: two in Fort Lee and one in Edgewater, all in Bergen County, NJ.

Contact Michele Albino, Corporate Secretary, for questions or additional information at 201-871-7800.


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                               BRIDGE VIEW BANCORP
                           CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS, UNAUDITED)

                                              6/30/97                  6/30/96
                                              ----------------------------------
ASSETS
  Cash & Due From Banks                       $ 11,769                $   6,372
  Federal Funds Sold                                 0                        0
  Federal Home Loan Bank Stock                     476                      283

  Securities
    Held to Maturity                            27,309                   22,840
    Available for Sale                          15,605                    5,684

  Loans, net                                  $ 82,220                $  67,621
  Allowance for Loan Losses                       (981)                    (817)
                                              ----------------------------------
  Net Loans                                   $ 81,239                $  66,804

  Other Real Estate Owned                          131                        0
  Other Assets                                   3,121                    2,691
                                              ----------------------------------
TOTAL ASSETS                                  $139,650                $ 104,674
                                              ==================================

LIABILITIES & STOCKHOLDERS' EQUITY
  Deposits:
    Non-Interest Bearing                      $ 33,738                $  22,286
    Interest Bearing                            92,173                   67,819
                                              ----------------------------------
  Total Deposits                              $125,911                $  90,105

  Fed Funds Borrowed                                 0                    2,500

  Other Liabilities                                469                      504

STOCKHOLDERS' EQUITY
  Common Stock                                $  7,019                $   4,986
  Surplus                                        5,406                    5,076
  Retained Earnings                                847                    1,519
  Net Unrealized Gain (Loss) on
  Securities Available for Sale                     (2)                     (16)
                                              ----------------------------------
TOTAL STOCKHOLDERS' EQUITY                    $ 13,270                $  11,565

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                          $139,650                $ 104,674
                                              ==================================

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                               BRIDGE VIEW BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                            (IN THOUSANDS, UNAUDITED)


                            THREE MONTHS ENDED               SIX MONTHS ENDED
                            6/30/97    6/30/96               6/30/97    6/30/96

                            ---------------------------------------------------

INTEREST INCOME
  Loans                      $1,812     $1,445                $3,477     $2,774
  Securities                    628        378                 1,206        725
  Federal Funds Sold             56         21                   215        125
                            ---------------------------------------------------
TOTAL INTEREST INCOME         2,496      1,844                 4,898      3,624

INTEREST EXPENSE                796        489                 1,696        982
                            ---------------------------------------------------
NET INTEREST INCOME           1,700      1,355                 3,202      2,642

PROVISION FOR LOAN LOSS          60         60                   120        113
                            ---------------------------------------------------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSS       1,640      1,295                 3,082      2,529

  Profit (Loss) on
  Security Sales                  0          0                     0          0
  Fee Income                    289        179                   527        363
                            ---------------------------------------------------
TOTAL OTHER INCOME              289        179                   527        363

OTHER EXPENSES:
  Salaries and Related
  Expenses                      488        389                   998        765
  Premises and Fixed
  Assets                        234        175                   468        359
  Other                         361        302                   700        578
                            ---------------------------------------------------
TOTAL OTHER EXPENSES          1,083        866                 2,166      1,702

INCOME BEFORE INCOME TAXES      846        608                 1,443      1,190

INCOME TAXES                    331        237                   564        464
                            ---------------------------------------------------
NET INCOME                  $   515    $   371               $   879    $   726
                            ===================================================


EARNINGS PER SHARE:

  Primary                   $  0.39    $  0.31               $  0.71    $  0.61
  Fully Diluted             $  0.39    $  0.31               $  0.71    $  0.61


RATIOS: (Annualized)

  ROA (Return on Avg.
              Assets)         1.45%      1.68%                 1.30%      1.55%
  ROE  (Return on
           Equity)           13.83%     14.87%                12.51%     13.57%